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                                                                 Exhibit (m)(1)
                                  FORUM FUNDS
                               DISTRIBUTION PLAN
                           Adopted February 17, 2006

   This Distribution Plan (the "Plan") is adopted by Forum Funds (the "Trust") with respect to each of the Trust series and, where applicable, those certain classes thereof, as are listed in Appendix A hereto (each, individually a "Fund," and collectively, the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"). As used herein, the term "Fund" shall include each class of shares (each, a "Class") of such Fund listed on Appendix A hereto. When more than one Class of shares is offered by a Fund, references herein to actions that require the approval of a majority of the outstanding voting securities of the Fund shall be construed as requiring the approval of a majority of the outstanding voting securities of a Class when such actions relate to a particular Class of shares offered by the Fund.

   SECTION 1. AUTHORIZATION

   Each Fund is authorized to pay to the Trust's principal underwriter (the "Distributor") or to such other entities as approved by the Trust's Board of Trustees (collectively, the "Payees," and each, individually, a "Payee") as approved by the Trust's Board of Trustees, as compensation for the distribution-related and/or shareholder services provided by such entities, an aggregate fee at an annual rate as specified on Appendix A hereto of the average daily net assets of the shares of the Fund. Payments include any compensation paid by a Fund under this Plan (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval, as the Board shall determine, and the proceeds therefrom may be used by the Payees to pay any expenses or costs incurred for distribution-related and or shareholder servicing activities.

   SECTION 2. PAYMENTS

   On behalf of the Trust, a Payee may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities or expenses primarily intended to result in or relate to the sale of Fund shares (distribution activities) or for the servicing and maintenance of shareholder accounts of each Fund (service activities).

   SECTION 3. DISTRIBUTION AND SERVICE ACTIVITIES

   Distribution and service activities include but are not limited to: (i) any sales, marketing and other activities primarily intended to result in the sale of Fund shares and (ii) providing services to holders of shares related to their investment in the Fund, including without limitation providing assistance in connection with responding to a Fund's shareholder inquiries regarding the Fund's investment objective, policies and other operational features, and inquiries regarding shareholder accounts. Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of a Payee who engage in or support the distribution of Fund shares, or who provide shareholder servicing such as responding to a Fund's shareholder inquiries regarding the Fund's operations; the incremental costs of

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printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of Fund shares to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by the Distributor, Adviser or others in connection with the offering of Fund shares for sale to the public.

   SECTION 4. REVIEW AND RECORDS

   (a) Each Payee shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Payee and identifying the activities for which each such expenditure was made.

   (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

   SECTION 5. EFFECTIVENESS; DURATION; AND TERMINATION

   With respect to a Fund:

   (a) The Plan shall become effective with respect to a Fund, upon approval by: (i) a vote of at least a majority of the outstanding voting securities of that Fund, as required by the Act, and (ii) the Board, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

   (b) The Plan shall remain in effect with respect to a Fund for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect, provided that such continuance is approved annually by the Board, including a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

   (c) The Plan may be terminated with respect to a Fund without penalty at any time by a vote of: (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of that Fund.

   SECTION 6. AMENDMENT

   The Plan may be amended at any time by the Board, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and (ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to any Fund shall be effective only upon the additional approval a majority of the outstanding voting securities of that Fund.

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   SECTION 7. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

   The Trustees of the Trust and the shareholders of any Fund shall not be liable for any obligations of the Trust or of a Fund under the Plan, and each Payee shall, in asserting any rights or claims under this Plan, look only to the assets and property of the Trust or a Fund to which such Payee's rights or claims relate in settlement of such rights or claims, and shall not look to the assets or property of the Trustees of the Trust, the shareholders of any the Fund, or to the assets or property of any Fund or Class to which such rights or claims do not relate.

   SECTION 8. MISCELLANEOUS

   (a) The terms "majority of the outstanding voting securities "and" interested person" shall have the meanings ascribed thereto in the Act.

   (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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                                  FORUM FUNDS
                               DISTRIBUTION PLAN

                 Appendix A - Effective as of October 11, 2007

Each of the following Funds is authorized to pay to a Payee, as compensation for the distribution-related and/or shareholder services provided, or caused to be provided, by such Payee, an aggregate fee at an annual rate of the average daily net assets as follows:

Fund                                                     Class     12b-1 Fee
----                                                 ------------- ---------
Absolute Strategies Fund                                   A         0.35%/(1)/
                                                           C         1.00%
Auxier Focus Fund                                          A         0.25%
                                                           C         1.00%
Brown Advisory Growth Equity Fund                          A         0.50%
Brown Advisory Value Equity Fund                           A         0.50%
Brown Advisory Small-Cap Growth Fund                       D         0.25%/2/
                                                           A         0.50%
Brown Advisory Small-Cap Value Fund                        A         0.50%
Brown Advisory Opportunity Fund                            A         0.25%
Brown Advisory Intermediate Income Fund                    A         0.25%
Dover Responsibility Fund                                  A         0.25%
Dover Long Short Sector Fund                         Institutional   0.25%
Flag Investors Equity Opportunity Fund                     A         0.25%
Flag Investors Income Opportunity Fund                     A         0.25%
Golden Large Core Value Fund                           Investor      0.25%
Golden Small Core Value Fund                           Investor      0.25%
Liberty Street Horizon Fund                                A         0.25%
                                                           C         0.75%
Merk Hard Currency Fund                                Investor      0.25%
Steepleview Fund                                       Investor      0.25%/(3)/

(1) The Board currently limits payments on A shares of Absolute Strategies Fund to 0.25% of average net assets.
(2) Effective February 13, 2006, outstanding A Shares were reclassified as D Shares.
(3) Effective December 16, 2005, SteepleView Fund has temporarily suspended payments under its distribution plan until further notice.